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                                                                   EXHIBIT 11.01




                               HNC SOFTWARE INC.

                              STATEMENT REGARDING
                       COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)




                                                       THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                       ---------------------------        -------------------------
                                                           1996           1995               1996            1995
                                                           ----           ----               ----            ----
 Net Income                                              $   967        $   517            $ 1,780         $   890
                                                         =======        =======            =======         =======


 Shares (1)
    Weighted average common shares outstanding            15,365          2,261             15,167           2,119

    Weighted average common stock options
    and warrant as determined by application
    of the treasury stock method (2)                       1,624          1,852              1,703           1,794

    Weighted average preferred shares
    outstanding assuming conversion to
    common stock                                              --          8,957                 --           8,957
                                                         -------        -------            -------         -------

    Weighted average common and common
    equivalent shares outstanding                         16,989         13,070             16,870          12,870
                                                         =======        =======            =======         =======


 Net income per share of common stock                    $  0.06        $  0.04            $  0.11         $  0.07
                                                         =======        =======            =======         =======
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(1) All share and per share amounts have been adjusted to give retroactive effect to the stock split, which occurred on April 3, 1996.

(2) Includes an adjustment for options pursuant to SAB No. 83 using the treasury stock method at the initial public offering price of $14.00 per share for shares issued prior to June 26, 1995.